INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT (“Agreement”), is made as of May 27, 2020 (the “Signing Date”) by and among Clinigence Health, Inc., a Delaware corporation (“Clinigence” or “Seller”), Clinigence Holdings, Inc., a Delaware corporation (“CLNH” or “Shareholder”), AHA Analytics, Inc., a Delaware corporation (“Purchaser”) and Accountable Healthcare America Inc., a Delaware corporation (“AHA” ).

RECITALS

WHEREAS, Seller is a healthcare information technology company providing an advanced, cloud-based platform that aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations (the “Analytics Business”);

WHEREAS, Seller currently owns or has the right to certain intellectual property and rights, including but not limited to copyrights, patents, pending patents, and continuation in part, applications (the “Transferred Assets”);

WHEREAS, Shareholder is the sole shareholder of Clinigence Health, Inc.

WHEREAS, Purchaser is a wholly owned subsidiary of AHA.

WHEREAS, Purchaser desires to acquire the Transferred Assets of Seller, and Seller desires to sell the Transferred Assets to Purchaser, all upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the parties hereto wish to enter into this Agreement which sets forth the terms and conditions upon which Purchaser agrees to purchase from the Seller and the Seller agrees to sell to Purchaser, for the consideration stated herein, the Transferred Assets of Seller (other than to the extent specifically set forth herein) free and clear of all liens, liabilities and encumbrances.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, conditions, representations and warranties hereinafter contained, and intending to be legally bound hereby, Purchaser, the Seller and the Shareholder hereby agree as follows:

AGREEMENT

Article 1
Defined Terms

1.1               Defined Terms. Certain capitalized terms used in this Agreement are defined on Annex 1 attached hereto.

ARTICLE 2.
PURChASE AND SALE OF ASSETS

2.1       Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, and in reliance upon the covenants, representations and warranties of the Seller at the Closing (as defined in Section 2.3 hereof), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets free and clear of any and all Liabilities, pledges, liens, obligations, claims, charges, tenancies, security interests, exceptions or encumbrances whatsoever (collectively, “Liens”), other than Permitted Encumbrances, all rights and properties of the Seller, of every nature, kind and description whatsoever, tangible and intangible, wherever located and as they exist on the date hereof. The Transferred Assets are more fully set forth on Schedule 2.1 of the Seller Disclosure Schedule.

2.2.       Purchase Price.

(a)       Purchase Price Payable. In reliance on the representations and warranties of the Seller and the Shareholder, and the performance of the covenants and fulfillment of the conditions set forth in this Agreement, Purchaser will, at the Closing, purchase the Transferred Assets from the Seller, and in respect thereof will, subject to the provisions of this Agreement, pay an aggregate purchase price (“Purchase Price”) to Seller and Shareholder equal to the sum of the amounts set forth in (i) and (ii), below.

(i)        The Series _E Preferred Stock. The Series E Preferred Stock, (the “Preferred Stock”) as more fully described and stated in the Series E Preferred Stock Certificate of Designation (the “Certificate of Designation”) attached hereto as Exhibit A, shall have an initial stated value of $15,000,000 in the aggregate, unless adjusted as set forth in (iii) below (the "Stated Value"). The Stated Value, however, shall be reduced by the Assumed Liabilities as set forth herein which includes the Hold Back amount as set forth in Article 9 hereof, and shall automatically convert upon either of the following events:

(1)	Immediately before (A) the Purchaser’s consummation of a merger with or an acquisition by a Publicly Traded Company listed on NASDAQ all of the Preferred Shares shall be automatically converted into shares of Common Stock of Purchaser or (B) upon Purchaser’s consummation of the Merger into Common Shares of the Publicly Traded Company (“Pubco Shares”) equal to the Stated Value (as may be adjusted in accordance with the terms of the Certificate of Designation), which Pubco Shares shall be valued at the Fair Market Value of those shares;

(2)	After two hundred and forty (240) days from the date of Closing, if the event described in Section 2.2(a)(i)(1) above has not occurred, the Preferred Stock shall automatically convert into 3,750,000 of Common Shares of Stock of the Purchaser, based upon a $4 per share valuation on the date of Conversion,

(ii)        The Assumed Liabilities. The Assumed Liabilities consisting of (1) the November 2019 Clinigence Convertible Notes, in the aggregate principal amount of $2,442,875 (2) the Lighter Capital Loan, (3) the Shartsis Friese outstanding balance due as of the date of Closing, (3) the Dickinson Wright outstanding balance due as of the date of Closing, and (5) the Note Payable and Related Party Loan, as more fully set forth on Schedules 2.2 of the Seller Disclosure Schedule

(iii) Adjustment to Stated Value. The initial Stated Value shall be $15,000,000 (less the Assumed Liabilities) in the aggregate upon the Purchaser’s consummation of a merger with or an acquisition by a Publicly Traded Company listed on NASDAQ (the “Merger”) based upon a minimum valuation of Purchaser equal to twelve (12) times the Audited EBITDA of Purchaser upon the closing of the Merger (the “Valuation”). Should the Purchaser’s Valuation in a Merger be adjusted downward due to market conditions, as reflected in and governed by the terms of, the definitive agreements relating to such Merger between Purchaser and the Publicly Traded Company, the Stated Value shall be adjusted downward proportionally.

(b)       Allocation of Purchase Price. The Purchaser, Shareholder and the Seller hereby agree upon an allocation of the Purchase Price of the Transferred Assets pursuant to Section 1060 of the Code and the Income Tax Regulations. The Purchaser and the Seller hereby agree to reflect such allocation on IRS Form 8594 (Asset Acquisition Statement) under Section 1060, including any required amendments or supplements thereto (“Form 8594”), and shall jointly prepare such Form 8594 for execution promptly after Closing. The parties hereto further agree that (i) the agreed upon allocation of the Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all tax returns; and (ii) they will not take any position inconsistent with such allocation upon any examination of any such tax return, in any refund claim or in any tax litigation.

2.3       Closing.

(a)       Time and Place. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets contemplated hereby (the “Closing”) shall take place, on the date hereof, remotely by exchanging executed counterparts of this Agreement, and the other agreements, instruments, certificates and other documents to be entered into, or delivered, in connection herewith or therewith (collectively, the “Transaction Documents”), and delivery of the Purchase Price. The time and date of the Closing are herein referred to as the “Closing Date,” and the term “Closing Date” shall include the date on which the transactions contemplated hereunder are consummated.

(b)       Deliveries by Purchaser to the Seller. At the Closing, Purchaser (or its designee) shall deliver or cause to be delivered each of the following:

(i)       the Preferred Shares;

(ii)       A Certificate of the Secretary of the Purchaser showing the signatures of those officers of Purchaser, respectively, authorized to sign this Agreement and all other Transaction Documents on behalf of Purchaser certifying that said signatures are the signatures of said authorized officers;

(iii)       Good standing certificates of Purchaser, dated no earlier than ten (10) calendar days prior to the Closing Date, certifying that Purchaser is in good standing in the State of Delaware;

(iv)       Resolutions of the shareholders (if necessary) and the directors of Purchaser certified by the Secretary of Purchaser, as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by Purchaser of this Agreement and other Transaction Documents, and authorizing the performance by Purchaser of the transactions contemplated hereby and thereby;

(v)       Duly executed assumptions from Purchaser, assuming all of the Assumed Liabilities; and

(vi)       All other documents necessary or appropriate, in the reasonable opinion of Seller, to effectuate the purchase and sale of the Transferred Assets at the Closing in accordance with the provisions of this Agreement.

(c)       Deliveries by the Seller and the Shareholder. At Closing, the Seller and/or the Shareholder, as applicable, shall deliver or cause to be delivered to the Purchaser (or its designee) each of the following:

(i)        An Assumption and Assignment, and Bill of Sale, in such form as mutually agreed by the parties, executed by the Seller, selling, assigning, transferring and delivering to Purchaser all of the Transferred Assets, free and clear of any and all Liens (other than Permitted Encumbrances);

(ii)       A Certificate of the Secretary of each of Seller and Shareholder, showing the signatures of those officers of each of Seller and Shareholder, authorized to sign this Agreement on behalf of Seller and certifying that said signatures are the signatures of said authorized officers;

(iii)       Good standing certificates of each of Shareholder and Seller dated no earlier than ten (10) calendar days prior to the Closing Date, certifying respectively (i) that Seller is in good standing in the State of Delaware and is qualified to do business in the State of Georgia; (ii) that Seller is qualified to do business in all of the other states in which Seller then does business; and (iii) that Shareholder is in good standing in the State of Delaware;

(iv)       Resolutions of the directors of each of Seller and Shareholder certified by the Secretary of each of Seller and Shareholder as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by each of Seller and Shareholder of this Agreement and other agreements and instruments executed and delivered by Seller and Shareholder as provided for herein, and authorizing the performance by Seller and Shareholder of the transactions contemplated hereby and thereby;

(v)       A duly executed assignment of Seller’s rights to all of the third-party software identified on Section 2.1 of the Seller Disclosure Schedule in each case, in form and substance satisfactory to the Purchaser.

(vi) Consents: All requisite consents and approvals of third parties, including but not limited to those set forth on Section 4.3 of the Seller Disclosure Schedule shall have been obtained and completed.

(vii)       All other documents necessary or appropriate, in the reasonable opinion of Purchaser, to effectuate the purchase and sale of the Transferred Assets at the Closing, free and clear of all Liens (other than s), in accordance with the provisions of this Agreement.

(viii) A lock-up agreement, in form and substance satisfactory to the Publicly Traded Company, whereby Seller and Shareholder acknowledge and agree that any shares to be received by them of the Publicly Traded Company in connection with the Merger shall be subject to a lock-up agreement restriction the sale, distribution or transfer of any such shares for a period of 12 months following consummation of the Merger.

2.4       Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, each party shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as any party or its counsel may reasonably request to complete and perfect the transactions contemplated by this Agreement.

ARTICLE 3.
PRE-CLOSING Covenants

3.1       Seller’s Conduct of the Business. Except as expressly contemplated by this Agreement or disclosed in the Seller Disclosure Schedule, Seller shall not, from the Signing Date until the Closing Date, directly or indirectly, do or propose, any of the following without the prior written consent of Purchaser:

(a)       Transfer to any Person any rights to Seller’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(b)        Sell, lease, license or otherwise dispose of any of Seller’s Transferred Assets;

(c)       Take any action or fail to take any action that could reasonably be expected to cause or result in a Seller Material Adverse Effect on the Transferred Assets; or

(d)       Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 3.1, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE 4.
Representations and Warranties of Seller and SHAREHOLDER

Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller and Shareholder hereby jointly and severally represent and warrant to Purchaser that, as of the Signing Date and as of the Closing Date:

4.1               Organization and Qualification. Each of Seller and Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Seller and its Subsidiaries is duly qualified or licensed as a foreign corporation (and, as of the Closing Date will be duly qualified as a foreign corporation) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in a Seller Material Adverse Effect.

4.2               Authority; Capacity. Each of Seller and Shareholder has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its or his obligations hereunder, and to consummate the Transaction contemplated hereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller and Shareholder of the Transaction contemplated hereby have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions and no other corporate or other proceedings on the part of Seller or Shareholder are necessary to authorize this Agreement or to consummate the Transaction contemplated hereby. This Agreement, the Transaction Documents and the consummation of the Transaction contemplated hereby have been, or will be as of the Closing Date, approved by Seller’s directors, and Shareholder’s directors. This Agreement has been, and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by Seller and Shareholder. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.3               No Conflicts; Required Consents. No Consents other than those set forth in Section 4.3 of the Seller Disclosure Schedule are required with respect to Seller’s, or Shareholder’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and Shareholder do not and will not, with or without notice or lapse of time,

(a)                conflict with or violate the Seller Certificate of Incorporation or Seller’s bylaws, or the certificate of incorporation or bylaws of Shareholder;

(b)                conflict with or violate any Legal Requirement or Government Approval applicable to Seller or any of its Subsidiaries or by which the Seller Assets or any other property or asset of Seller or any of its Subsidiaries is bound or affected;

(c)                assuming the Consents listed in Section 4.3 of the Seller Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Seller Assets or the assets of Seller or any of Seller’s Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

(d)                violate or conflict with any other restriction of any kind or character to which Seller or any of its Subsidiaries is subject; or

(e)                require Seller or any of its Subsidiaries to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

(f)                 those incurred in connection with the execution of any of the Transaction Documents.

4.4

4.4       Intellectual Property.

(a)                Schedule 2.1 of the Seller Disclosure Schedules sets forth an accurate and complete list and description of (i) all Registered Intellectual Property Rights owned or held by or on behalf of Seller or any of its Subsidiaries, and (ii) all trade and corporate names and all material unregistered trademarks and service marks owned or used by Seller or any of its Subsidiaries (collectively, the “Seller Registered Intellectual Property Rights”), specifying as to each such item: the name of the applicant/registrant and current owner, the jurisdictions by or in which each such Seller Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed (or, for domain names, the applicable registrar), the respective registration or application numbers, the dates of issuance, registration or filing, and the prosecution status. Seller or its Subsidiaries are listed in the record of the appropriate Governmental Authority as the sole owner of each item of Seller Registered Intellectual Property Rights (except in the case of unregistered trademarks and service marks).

(b)                Each item of Seller Intellectual Property is owned solely by or is duly and validly licensed to Seller or its Subsidiaries for use in the manner currently used by Seller or its Subsidiaries in the conduct of the Seller Business, free and clear of any Encumbrances, except for Permitted Encumbrances and non-exclusive licenses granted to end-user customers in the ordinary course of business. Each item of Seller Intellectual Property owned by Seller or its Subsidiaries is valid, subsisting, in full force and effect and, to Seller’s Knowledge, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of Seller Intellectual Property. The Seller Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or reasonably necessary for the conduct of the Seller Business.

(c)                No Person who has licensed Intellectual Property to Seller or any of its Subsidiaries has ownership rights or license rights to improvements made by Seller or any of its Subsidiaries in such Intellectual Property pursuant to the terms of such license. Neither Seller nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are included in Seller Intellectual Property to any Person.

(d)                All material registration, maintenance and renewal fees due and payable in connection with each item of Seller Registered Intellectual Property Rights have been paid and all documents and certificates necessary to maintain such Seller Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To Seller’s Knowledge, there are no actions that must be taken by Seller or any of its Subsidiaries within one hundred and twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered Intellectual Property Rights. Seller or its Subsidiaries has timely recorded an assignment of each Registered Intellectual Property Right assigned to Seller or any of its Subsidiaries, if any, with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be. All Seller Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance with all applicable rules, policies and procedures of any applicable Governmental Authority.

(e)                Seller and its Subsidiaries have taken commercially reasonable steps sufficient to maintain and protect the secrecy, confidentiality, value and Seller’s and its Subsidiaries’ rights in all Confidential Information and Trade Secrets of Seller and its Subsidiaries, respectively. Since December 31, 2012, neither Seller nor any of its Subsidiaries has received written notice of any misappropriation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Seller Business, the Seller Assets or the assets of any of its Subsidiaries, or any violation or breach of obligations of confidentiality with respect to such, nor does Seller have Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

(f)                 The operation of the Seller Business does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any Seller Product infringes or misappropriates any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor). Neither Seller nor any of its Subsidiaries incorporates or uses the content or images of any third party in any software or website owned or licensed by Seller or any of its Subsidiaries.

(g)                To Seller’s Knowledge, no Person is violating, infringing or misappropriating any Seller Intellectual Property. Neither Seller nor any of its Subsidiaries has made any such claims against any Person with respect to any Seller Intellectual Property, and neither Seller nor any of its Subsidiaries has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Seller Intellectual Property.

(h)                There are no Proceedings to which Seller or any of its Subsidiaries is a party before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights and, to Seller’s Knowledge, no such Proceedings are threatened.

(i)                 No Seller Intellectual Property or Seller Product is subject to any Proceeding or any outstanding Order that restricts the use, transfer or licensing thereof by Seller or any of its Subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such Seller Intellectual Property.

(j)                 Neither this Agreement nor the consummation of the Transaction contemplated hereby, will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material Seller Intellectual Property, (ii) result in (x) Seller or any of its Subsidiaries granting to any Person any license, covenant not to sue, immunity or other right with respect to any Seller Intellectual Property, including any release of Seller Intellectual Property from escrow; (y) Seller, any of its Subsidiaries or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses, including the Seller Business; or (z) Seller, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(k)                No current or former Service Provider of Seller or any of its Subsidiaries: (i) is, to Seller’s Knowledge, in violation of any term or covenant of any employment contract, consulting contract, services contract, statement of work, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition, non-solicitation agreement or any other contract or agreement with any other party by virtue of such Service Provider’s being employed by, retained or engaged by, or performing services for, Seller or any of its Subsidiaries; or (ii) to Seller’s Knowledge has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller or any of its Subsidiaries that is subject to any agreement executed prior to the termination of such Service Provider’s employment or other service to Seller or any of its Subsidiaries (or executed after the termination of such Service Provider’s employment or other service to Seller or any of its Subsidiaries) under which such Service Provider has assigned or otherwise granted to any third party any rights (including any Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(l)                 Seller and its Subsidiaries have taken commercially reasonable steps to preserve and maintain all the interests and proprietary rights of Seller and its Subsidiaries in, to and under the Seller Intellectual Property.

(m)              Section 2.1 of the Seller Disclosure Schedule lists all software that is distributed as “free software” or “open source software,” or under any licensing or distribution model that purports to require, as a condition of use, modification and/or distribution of such software, that such software or other software incorporated into, derived from, or distributed with such software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge, or any license listed at www.opensource.org (collectively, “Open Source Software”) incorporated into, integrated or bundled with, linked to or otherwise used in or in the development of any Seller Product (or any part thereof) or otherwise used in any manner that may subject any Seller Product, in whole or in part, to all or part of any license obligations of any Open Source Software. To the extent that Open Source Software is incorporated in any Seller Products, neither Seller nor any of its Subsidiaries is required directly or indirectly to grant, or purport to grant, to third parties, by virtue of intermingling or integration of such software with any Seller Products, any rights or immunities under any Seller Products. Seller and its Subsidiaries have established a commercially reasonable policy that is designed to identify Open Source Software used by or for Seller or any of its Subsidiaries. With respect to any Open Source Software that is or has been used by or for Seller or any of its Subsidiaries in any way, Seller and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, including all copyright notice and attribution requirements.

(n)                Neither Seller nor any of its Subsidiaries has (i) licensed any of the software included in any Seller Products or Seller Intellectual Property in source code form to any Person, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Seller or any of its Subsidiaries (or any Person acting on behalf of Seller or any of its Subsidiaries) of any source code included in any Seller Products or Seller Intellectual Property, other than pursuant to agreements with Service Providers engaged in development activities for Seller or any of its Subsidiaries in the ordinary course of business.

4.5               Compliance with Laws; Governmental Approvals.

(a)                Neither Seller nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to Seller or any of its Subsidiaries, as applicable, or by which any Seller Asset is bound, subject or affected, and Seller and its Subsidiaries have filed all material reports, data and other information required to be filed with any Governmental Authority. Seller and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for Seller or any of its Subsidiaries, as applicable, to own, lease and operate its properties or to carry on the Seller Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Seller, threatened, and, no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Since January 1, 2017, neither Seller nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by Seller or any of its Subsidiaries or that involves services furnished or data submitted by Seller or any of its Subsidiaries.

(b)                Since January 1, 2017, no Governmental Authority or other Person has conducted, or has given Seller or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of Seller’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to Seller or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by Seller or any of its Subsidiaries. To Seller’s Knowledge, other than normal claims disputes, none of Seller’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Neither Seller nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by Seller or any of its Subsidiaries. All billing practices of Seller and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither Seller nor any of its Subsidiaries have billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither Seller nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Seller and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and all Applicable Laws relating to data privacy and security. The Seller Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither Seller nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Transaction contemplated hereby will not adversely affect the reimbursement of Seller’s or any of its Subsidiaries’ customers by any third party payor. Neither Seller nor any of its Subsidiaries is engaged in the practice of medicine, directly or indirectly provides medical or clinical services or is a risk-bearing organization.

4.6               Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries, any Seller Asset or the ability of Seller or any of its Subsidiaries to consummate the Transaction contemplated hereby. None of Seller, any of its Subsidiaries or any Seller Asset is subject to any Order or any proposed Order that would prevent or delay the consummation of the Transaction contemplated hereby or would have a material adverse effect on the Seller Assets, the Seller Business or the ability of Seller to consummate the Transaction contemplated hereby.

4.7               Full Disclosure.(a)

(a)       Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b)                All of the information set forth in the Seller Disclosure Schedule and provided to Purchaser or Purchaser’s counsel in connection with the Transaction contemplated hereby, is accurate, correct and complete in all material respects.

4.8       Operation of the Analytics Business.

The Transferred Assets constitute all of the property and assets necessary for use in the Analytics Business and are sufficient for the continued conduct of the Analytics Business by the Purchaser after the Closing in substantially the same manner as conducted by the Seller prior to the Closing.

4.9       Title to and Condition of Transferred Assets. Other than Permitted Encumbrances, Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Transferred Assets to the Purchaser without penalty or other adverse consequences.  Following the consummation of the transactions contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or otherwise acquire the interests of the Seller, in the Transferred Assets, free and clear of any Encumbrances, Permitted Encumbrances, and without incurring any penalty or other adverse consequence

ARTICLE 5.
Representations and Warranties of Purchaser

5.1       Representations and Warranties. Purchaser covenants and agrees that, except as otherwise contemplated by this Agreement or unless Seller shall give its prior written consent, Purchaser shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Purchaser herein untrue or incorrect in any material respect.

5.2  Notification of Certain Events. Purchaser shall give prompt notice to Seller if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Purchaser of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.1 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Purchaser, or any of its properties, with respect to the Transactions. No such notice to Seller shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE 6.

ADDITIONAL AGREEMENTS

6.1        Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to vest in Purchaser good and marketable title to the Transferred Assets, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b) From time to time after the Closing, at the request of Purchaser and at such requesting party’s expense, and without further consideration, Seller agrees on its own behalf, as well as on behalf of its subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Purchaser any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Purchaser to vest, record, perfect, support and/or confirm the rights herein transferred, or intended so to be, to Purchaser with respect to the Transferred Assets, including without limitation such assignments, agreements and limited powers of attorney as may be needed for recording or effectuating the transfer of the Transferred Assets in the United States. Nothing herein shall be deemed a waiver by Purchaser of its right to receive at the Closing an effective assignment of such rights by Seller as otherwise set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall execute and deliver to Purchaser or obtain for delivery to Purchaser, at the request of Purchaser and at its expense, and without further consideration, any documents required to update record title to the owned Transferred Assets to reflect Purchaser as the record owner in each jurisdiction in which such Transferred Assets exists. At the request of Purchaser and at its expense, and without further consideration, Seller shall reasonably cooperate with Purchaser in connection with the registration of the Transferred Assets in jurisdictions outside of the United States.

(c) From time to time after the Closing, at the request of Purchaser and at its expense, and without further consideration, Seller shall assist Purchaser as Purchaser may reasonably require in connection with the defense or prosecution of any claim by or against any third party with respect to the ownership, validity, enforceability, infringement or other violation of or by the Transferred Assets.

6.2        Public Announcements. Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.3       Further Assurances. Upon the reasonable request of any party at any time after the Closing, the other parties shall promptly execute and deliver such documents and instruments and take such additional action as the requesting party may reasonably request to effectuate the purposes of this Agreement.

6.4        Expenses. Whether or not the Transaction contemplated hereby is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction contemplated hereby including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

aRTICLE 7.

CONDITIONS TO CLOSING

7.1       Conditions Precedent to Obligations of the Seller and the Shareholder. The obligations of the Seller and the Shareholder under this Agreement are subject to are subject to the satisfaction of the following conditions, unless waived by Seller and Shareholder in writing:

(a)                Delivery of Purchase Price. The delivery by Purchaser to Seller of the Purchase Payment Amount as described in Section 2.2 hereof.

(b)                Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(c)                Performance of Obligations. Purchaser shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(d)                No Material Adverse Effect. There shall have been no Purchaser Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(e)                Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Transaction contemplated hereby, in form and substance satisfactory to Seller and Shareholder.

(f)                 Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction contemplated hereby at the Closing, or which otherwise materially adversely affects in any respect the right or ability of Purchaser to own, operate or control the Transferred Assets, in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(g)                Consents and Actions; Contracts. All requisite regulatory and/or other consents and approvals of third parties, shall have been obtained and completed.

(h)                Closing Deliveries. Purchaser shall have delivered to Seller and Shareholder all of the closing documents and agreements set forth in Section 2.3.

(i)       Other Evidence. The Purchaser shall have furnished to Seller and Shareholder such further certificates and documents evidencing their due action in accordance with this Agreement as Seller and Shareholder shall reasonably request.

7.2       Conditions Precedent to Obligations of Purchaser. The obligations of the Purchaser under this Agreement are subject to are subject to the satisfaction of the following conditions, unless waived by Purchaser in writing:

(a)                Representations and Warranties. The representations and warranties of Seller and Shareholder set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)                Performance of Obligations. Seller and Shareholder shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                No Material Adverse Effect. There shall have been no Seller Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d)                Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Transaction contemplated hereby, in form and substance satisfactory to Purchaser.

(e)                Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction contemplated hereby at the Closing, or which otherwise materially adversely affects in any respect the right or ability of Purchaser to own, operate or control the Transferred Assets in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(f)                 Consents and Actions; Contracts. All requisite regulatory and/or other consents and approvals of third parties shall have been obtained and completed.

(g)                Closing Deliveries. Purchaser shall have delivered to Seller and Shareholder all of the closing documents and agreements set forth in Section 2.3.

(h)       Other Evidence. The Purchaser shall have furnished to Seller and Shareholder such further certificates and documents evidencing their due action in accordance with this Agreement as Seller and Shareholder shall reasonably request.

ARTIClE 8.

Termination

8.2       Termination.

(a)                Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(i)                 by the mutual written consent of Purchaser and Shareholder;

(ii)               by Purchaser, if Shareholder and/or Seller is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Article7, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iii)             by Shareholder, if Purchaser is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Article 7  and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iv)              by either Purchaser or Shareholder if the Closing has not occurred on or prior to May 31, 2020, or such later date as mutually agreed to in writing by the parties, for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date;

(b)                Effect of Termination. If this Agreement is terminated in accordance with Section 8.1(a), all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Articles 8 and 9; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 6

INDEMNIFICATION

9.1       Survival of Representations, Warranties, and Covenants. The representations and warranties contained in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing Date and the consummation of the Transaction and shall continue in full force and effect until 12:00 AM Eastern Standard time on the three hundred and sixty fifth (365) day after the Closing (the “Survival Date”). The covenants contained in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing Date and the consummation of the Transaction, in accordance with their terms.

9.2       Indemnification by Seller. Except as otherwise expressly provided in this Agreement, Seller shall indemnify Purchaser and its Affiliates and each of their employees, directors, officers and owners (collectively referred to herein as “Purchaser Indemnified Parties”) against and hold them harmless from any Losses suffered or incurred by Purchaser Indemnified Parties for or on account of or arising from or in connection with (a) any breach of any representation or warranty of Seller contained in this Agreement, (b) any breach of any covenant or agreement of Seller contained in this Agreement or any agreement entered into by Seller pursuant to this Agreement and (c) any Losses associated with liabilities other than the Assumed Liabilities.

9.3       Indemnification by Purchaser. Except as otherwise expressly provided in this Agreement, Purchaser shall indemnify Seller and its employees, directors, officers and owners (collectively referred to herein as “Seller Indemnified Parties”) against and hold them harmless from any Losses suffered or incurred by Seller Indemnified Parties for or on account of or arising from or in connection with (a) any breach of any representation or warranty of Purchaser contained in this Agreement, or (b) any breach of any covenant or agreement of Purchaser contained in this Agreement or any agreement entered into by Purchaser pursuant to this Agreement

9.4       Notice and Defense.

(a)                                        If at any time a party entitled to indemnification hereunder (the “Indemnitee”) shall receive notice from any third party of any asserted Loss claimed to give rise to indemnification hereunder, the Indemnitee shall promptly give notice thereof (“Claims Notice”) to the party obligated to provide indemnification (the “Indemnitor”) of such Loss. The Claims Notice shall set forth a brief description of the Loss, in reasonable detail, and, if known or reasonably estimable, the amount of the Loss that has been or may be suffered by the Indemnitee. The failure of the Indemnitee to give a Claims Notice promptly shall not waive or otherwise affect the Indemnitor’s obligations with respect thereto, except to the extent that the Indemnitor is prejudiced as a result of such failure (or to the extent the associated claim is barred by another provision hereof regarding any survival period). All indemnity claims by the Indemnitee shall be bona fide. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the reasonable detail of facts and Losses relating thereto within the specified periods of survival may not be pursued until and unless properly made, and if regarding a representation or warranty, within the applicable survival period as set forth in Section 9.1. Thereafter, the Indemnitor shall have, at its election, the right to compromise or defend any such matter at the Indemnitor’s sole cost and expense through counsel chosen by the Indemnitor and approved by the Indemnitee (which approval shall not unreasonably be withheld) (“Election Notice”); provided, however, that (i) Indemnitor provides evidence reasonably satisfactory to Indemnitee that Indemnitor has the financial wherewithal to satisfy and discharge the Loss in full, and (ii) any such compromise or defense shall be conducted in a manner which is reasonable and not contrary to the Indemnitee’s interests, and the Indemnitee shall in all events have a right to veto any such compromise or defense which is unreasonable or which would jeopardize in any material respect any assets or business of the Indemnitee or any of its affiliates or increase the potential liability of, or create a new liability for, the Indemnitee or any of its affiliates and, provided further that the Indemnitor shall in all events indemnify the Indemnitee and its affiliates against any damage resulting from the manner in which such matter is compromised or defended, including any failure to pay any such claim while such litigation is pending. If Indemnitee incurs legal fees related to a Claim, prior to giving Indemnitor a Claims Notice and prior to Indemnitor giving Indemnitee an Election Notice, Indemnitor shall not be responsible for any legal fees incurred by Indemnitee prior to an Election Notice. Notwithstanding the foregoing, if the Indemnitor receives a firm offer to settle a third party Claim, and the Indemnitor desires to accept such offer, the Indemnitor will give written notice to the Indemnitee to that effect. In the event that the Indemnitor does so undertake to compromise and defend a claim, the Indemnitor shall notify the Indemnitee of its intention to do so. Each party agrees in all cases to use commercially reasonable efforts to cooperate with the defending party and its counsel in the compromise of or defending of any such liabilities or claims. In addition, the nondefending party shall at all times be entitled to monitor such defense through the appointment, at its own cost and expense, of advisory counsel of its own choosing.

(b)                                        In the event any Indemnitee should have an indemnity claim against any Indemnitor hereunder which does not involve a third party Claim, the Indemnitee shall transmit to the Indemnitor a Claims Notice. The Indemnitor shall have fifteen (15) business days after receipt of any such Claims Notice in which to object in writing to the claim or claims made by Indemnitee in such Claims Notice, which written objection (the “Objection Notice”) shall state, in reasonable detail, the basis for Indemnitor’s objection. In the event that Indemnitor does deliver an Objection Notice with respect to any claim or claims made in any Claims Notice, the Indemnitor and the Indemnitee shall, within the fifteen (15) day period beginning as of the date of the receipt by Indemnitee of the Objection Notice, attempt in good faith to agree upon the proper resolutions of each of such claims. If the parties should so agree, a written memorandum setting forth such agreement shall be prepared and signed by both parties. If no agreement can be reached after good faith negotiations within such fifteen day negotiating period (or such extended period as the Indemnitor and the Indemnitee shall mutually agree upon in writing), the parties may pursue their remedies at law (subject to the terms and conditions of this Agreement).

9.5       Indemnification Limits and Restrictions.

(a)       De Minimis. No indemnification shall be payable by Seller with respect to any indemnity claim under Section 9.2 with respect to any individual Loss (or series of related Losses arising out of the same or substantially similar circumstances) which is (or, for such a series, are in the aggregate) less than Twenty Five Thousand Dollars ($25,000.00) (the “De Minimis Amount”); provided, however, that, in each case subject to the other terms of this Article 9, if such Loss (or Losses) exceeds the De Minimis Amount, then all of such indemnification shall be payable for the entire amount of such Loss (or Losses), including the portion that is less than the De Minimis Amount.

(b)        Holdback Amount; Set-Off

(i) Pursuant to Section 2.1 of this Agreement, the Seller and Purchaser have agreed that a $2,000,000 of the Stated Value shall be withheld from payment at the Closing (the “Holdback Amount”), subject to this Section 9.5.

(ii) The Holdback Amount is being withheld by the Purchaser for the purpose of allowing Purchaser to recover therefrom the amount of any claims for indemnification Purchaser may have against the Seller under Section 9.2 above or any other provisions of this Agreement. The Holdback Amount is the maximum amount that the Seller may be liable for its indemnification obligations pursuant to this Article 9. Except for intentional misrepresentation or fraud, the Seller shall not be personally liable for any indemnification obligations pursuant to this Article 9 beyond the Holdback Amount.

(iii) The Holdback Amount shall be paid to the Seller on the Survival Date, as defined in Section 9.1 above, provided that in the event the Purchaser has any claims for indemnification against the Seller under Section 9.2 above or any other provisions of this Agreement for which the Purchaser has given notice to the Seller in accordance with the terms herein, the Purchaser shall continue to withhold the portion of the Holdback Amount subject to such claims until the parties fully and finally resolve such claims.

(c)        Notwithstanding anything to the contrary in this Agreement, if Purchaser determines in good faith that it is entitled to seek indemnification pursuant to Section 9.2, Purchaser may, and in addition to any other right or remedy it or they may have, set-off all or any portion of their good faith estimate of the amount of such indemnification claim (a “Set-Off Amount”) against the Holdback Amount that is payable under Section 2.1, provided Purchaser notifies the Seller in writing (a “Set-Off Notice”) that Purchaser intends to make such set-off at least ten (10) days prior to the date such Holdback Amount is payable under this Section 9.5. Seller may deliver an Objection Notice within fifteen (15) days after receipt of a Set-Off Notice, in the manner provided in Section 9.4, and the claim for set-off shall be resolved in the manner set forth in Section 9.4.

(d) Notwithstanding anything in this Agreement to the contrary, Losses shall not include (i) consequential, special or punitive damages or (ii) fees and expenses of more than one counsel with respect to any indemnified claim or claims arising out of the same general allegations or circumstances unless counsel to the Indemnitee has provided a written opinion to the Indemnitor stating that legal conflict of interest requires that the Indemnitor have separate counsel.

9.6       Seller Indemnification. With respect to any indemnity claim under Section 9.2 Purchaser hereby agrees that it shall seek recourse and remedy for such indemnifiable Losses (subject to Sections 9.4 above) solely by enforcing its rights against the Holdback Amount which is due or may become due to Seller under this Agreement ,subject to fraud or willful misconduct by the Seller.

9.7       Subrogation. After any indemnification payment is made to Purchaser pursuant to this Article 9, Seller shall, to the extent of such payment and to the extent permitted by applicable law and applicable contracts, be subrogated to all rights (if any) of the Purchaser against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, Purchaser shall execute, upon the written request of the Indemnitor, any instrument reasonably necessary to evidence such subrogation rights.

9.8       Amount of Losses. The amount of any Loss payable hereunder shall be calculated net of any insurance proceeds actually received by the Indemnitee with respect thereto. In the event that an Indemnitee receives any insurance proceeds with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to such insurance proceeds shall be made promptly to the Indemnitor. The Indemnitee shall use commercially reasonable efforts to file insurance claims that may reduce or eliminate Losses.

article 10

NON-COMPETITION

10.1       Seller Non-Compete. Except as pursuant to the License Agreement dated May , 2020, by and between Seller and Purchase, during the period commencing on the Closing and for three (3) years thereafter, Seller, Shareholder and their respective affiliates, each agree that, it will not, in any manner, directly or indirectly, (i) compete with Purchaser in the Analytics Business, and will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is so engaged unless duly authorized by written consent of the Purchaser, (ii) persuade or attempt to persuade any employee, salesperson or agent of the Purchaser to leave the employ of the Purchaser or to become employed by or to provide services to any other entity, (iii) persuade or attempt to persuade any current client or former client to reduce the amount of business it does or intends or anticipates doing with the Purchaser or with any affiliate of the Purchaser.

article 11

Miscellaneous Provisions

11.1       Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by Purchaser and Shareholder. Any party may waive compliance by any other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.2       Notices. All notices, requests, demands and other communications required or permitted under this Agreement and under Applicable Law shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) Business Day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) Business Days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Shareholder or Seller:

Clinigence Holdings, Inc.

55 Ivan Allen Jr. Blvd. NW, #875

Atlanta, GA 30308

Attention: Jacob Margolin

Warren Hosseinion

Telephone No: (678) 778-5844
E-mail: kobi.margolin@clinigencehealth.com

warren.hosseinion@clinigencehealth.com

If to Purchaser:

Accountable Healthcare America Inc.

2455 East Sunrise Blvd., Suite 1204

Fort Lauderdale, FL 33304

Attention: Fred Sternberg
Telephone No.: [_]

E-mail: fred.sternberg@ahahealthcare.net

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Dickinson Wright PLLC
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Attention: Joel Mayersohn, Esq.
Telephone No.: (954)-991-5426
E-mail: jmayersohn@dickisonwright.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

11.3       Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

11.4       Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5       Assignments Prohibited; Successors and Assigns. No Person shall assign, suffer, or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Purchaser. Purchaser shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Shareholder, except that no such prior written consent shall be required for any assignment or deemed assignment in connection with (a) any sale or transfer for value of all or substantially all of the assets or business of Purchaser (whether by sale of assets, sale of equity, merger, recapitalization, reorganization or similar transaction), (b) any change in the jurisdiction in which Purchaser is organized or incorporated or (c) in connection with any bona fide initial public offering of Purchaser. Any purported assignment or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.6       No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

11.7       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.8       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.9       Entire Agreement. This Agreement which includes all Exhibits and Schedules attached hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede, including, without limitation, the Confidential Letter of Intent dated November 5, 2019, any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Notwithstanding the foregoing, the provisions of that certain Master Mutual Non-Disclosure Agreement, dated August 9, 2019, by and between Purchaser and Shareholder, shall survive.

11.10       Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement that is being clarified or illustrated.

11.11       Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

11.12       Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the State of Florida, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of Florida. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.13       Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

11.14       Provisional Relief; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in Section 9.12, in addition to any other remedy to which they are entitled at law or in equity.

11.15       Recovery of Fees by Prevailing Party. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

11.16       Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement.

11.17       Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures Pages Follow]

1

IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused it to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

PURCHASER:

AHA Analytics, Inc.

By: ______________________________

Fred Sternberg

Chief Executive Officer

AHA:

Accountable Healthcare America Inc.

By: ______________________________

Fred Sternberg

Chief Executive Officer

SHAREHOLDER:

Clinigence Holdings, Inc.

By: ______________________________

Elisa Luqman

Chief Financial Officer

By: ______________________________

Warren Hosseinion

Chairman of the Board of Directors

SELLER:

Clinigence Health, Inc.

By: ______________________________

Elisa Luqman

Chief Financial Officer

2

SCHEDULES AND EXHIBITS

Annex 1 Definitions

Schedule 4 Seller Disclosure Schedule

Exhibit A Certificate of Designation

Exhibit B Assumption and Assignment

Exhibit C Bill of Sale

Exhibit D Lighter Capital Assumption Agreement, Consent to Transfer, and Limited Forbearance Agreement

3

ANNEX 1 Definitions

“Affiliate” means, with respect to a specified Person, (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; (b) any Person who is a director, officer, manager or general partner (i) of such specified Person, or (ii) of any Person described in clause (a) above; or (c) any Person who is related to a Person described in clauses (a) or (b) above by blood or marriage. For the purposes of this definition, (1) ”control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (2) ”control” shall be deemed to include ownership of fifty percent (50%) or more of the voting securities of such specified Person.

“Agreement” means this Intellectual Property Asset Purchase Agreement (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as amended from time to time.

“Analytics Business” means all business activities related to the Analytics Business as described in the Recitals.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assumed Liabilities” means certain identified liabilities of Seller and Shareholder as set forth on Section 2.2 of the Seller Disclosure Schedule.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Fort Lauderdale, Florida or New York, New York are authorized or required by Applicable Law to close.

“Claim” means an action, suit, proceeding, demand, claim or counterclaim or legal, administrative or arbitral proceeding or investigation.

“Contract” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations and franchises to which the Seller is a party.

“Clinigence Health” means Clinigence Health, Inc., a Delaware corporation.

“Closing” has the meaning specified in Section 2.3

“Closing Date” has the meaning specified in Section 2.3

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, algorithms, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its Service Providers or Representatives, and including confidential and/or proprietary information obtained from other Person’s to whom such Person has a duty of confidentiality.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Debt” means, with respect to any Person, all liabilities: (a) for money borrowed from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments; (b) under any capitalized lease liabilities; (c) under any interest rate protection agreements (valued on a market quotation basis); (d) for any debt-like obligation in respect of the deferred purchase price of property with respect to which such Person is liable as obligor; (e) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP and (f) guarantees of any of the foregoing on behalf of another Person.

“Encumbrance” means, with respect to any property or asset, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, adverse claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature in respect of such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Entity” means any corporation (including any non-profit corporation), joint stock company, partnership, limited liability company, limited liability partnership, joint venture, estate, association, trust or other entity or organization.

“Fair Market Value” means the higher of (i) the average closing price for the Pubco Shares for the five trading days prior to closing of the transaction described in Section 2.2(i)(1),or (ii) ten dollars per share

“Governmental Approval” means any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Intellectual Property” means, collectively, all technology, inventions, know how, customer lists, supplier lists, methods, proprietary processes and formulae, works of authorship, databases and other compilations and collections of data, software source code and object code, algorithms, architectures, structures, screen displays, photographs, images, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), domain names, proprietary and confidential information, and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Intellectual Property Rights” means any or all rights in and to Intellectual Property and intangible industrial property rights, including (i) Patents, Trade Secrets, Copyrights and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, including social media rights (such as Facebook).

“IRS” means the Internal Revenue Service.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the truth or existence of such fact or other matter. Seller and Purchaser shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective Subsidiaries or any of their or their respective Subsidiaries’ directors, managers, officers or Service Providers with the authority to establish policy for the respective party has actual knowledge of such fact or other matter after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any Debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such Debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such Debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” means any material adverse change in or effect upon (a) the financial condition, assets, liabilities, or operations of (x) the Seller taken as a whole, (y) the Analytics Business of the Seller, or the Assets, or (b) the ability of any of the Seller or Shareholder to execute, deliver and perform this Agreement, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions which affect the healthcare technology industry generally (provided they do not have a materially disproportionate effect on the Seller, as a whole), (ii) national or international political or social conditions, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, or (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental authority (provided they do not have a materially disproportionate effect on the Seller as a whole).

“Nondisclosure Agreement” means that certain Master Mutual Non-Disclosure Agreement dated as of August 9, 2019, between Seller and Purchaser.

“Open Source Software” has the meaning specified in Section 4.4

“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, the “Organizational Documents” of (a) a Delaware limited liability company would be its articles of organization and operating agreement or (b) a Delaware corporation would be its certificate of incorporation and bylaws.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permitted Encumbrances” means:

(a)       mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business;

(b)       conditional sales contracts (covering personality and equipment, but not real property) and equipment leases entered into in the ordinary course of business;

(c)       Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty;

(d)       the Lighter Capital collateral security as defined in the Assumption Agreement, Consent to Transfer, and Limited Forbearance Agreement by and among Lighter Capital, Inc., Clinigence, LLC, Clinigence Health Inc. and Accountable Healthcare America Inc., dated May 27, 2020, and attached hereto as Exhibit D,

“Person” means an individual, Entity or Governmental Authority.

“Pre-Closing Period” means any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“PTO” has the meaning specified in Section 4.4(d)

“Pubco Shares” has the meaning specified in Section 2.2(i)(1).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Certificate of Incorporation” means the Certificate of Incorporation of Purchaser filed with the Secretary of State of the State of Delaware.

“Seller Certificate of Incorporation” means the Certificate of Incorporation of Seller filed with the Secretary of State of the State of Delaware.

“Seller Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE 4.

“Seller Intellectual Property” means all Intellectual Property and Intellectual Property Rights used, held for use, or contemplated to be used in connection with the Seller Business, any Seller Products, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller or any of its Subsidiaries, including the Seller (or any of its Affiliates) Registered Intellectual Property Rights.

“Seller Registered Intellectual Property Rights” has the meaning specified in Section 4.4.

“Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks, (iii) Copyright registrations and applications to register Copyrights and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Representatives” of a Person means the officers, managers, directors, Service Providers, attorneys, accountants, advisors, agents, distributors, licensees, members, stockholders, subsidiaries and lenders of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Date” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity, of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such Person or one (1) or more Subsidiaries of such Person or by such Person and one (1) or more Subsidiaries of such Person.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Trade Secrets” means all trade secrets under Applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide a Person with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” means all trademarks, service marks, trade names, corporate names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, privacy rights, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Transferred Assets” means all assets set forth on Schedule 2.1 and the bill of sale to be transferred by Seller to Purchaser pursuant to Section 2 1.

4

SELLER DISCLOSURE SCHEDULES

(Attached Separately)

5

EXHIBIT A

CERTIFICATE OF DESIGNATION

(Attached Separately)

6

EXHIBIT B

ASSUMPTION AND ASSIGNMENT

(Attached Separately)

7

EXHIBIT C

BILL OF SALE

(Attached Separately)

8

EXHIBIT D

LIGHTER CAPITAL ASSUMPTION AGREEMENT, CONSENT TO TRANSFER, AND LIMITED FORBEARANCE AGREEMENT

(Attached Separately)